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                                                                    Exhibit 6(f)
                   AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT
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          This Amendment No. 1, dated as of September 29, 1995, is entered into between THE ARCH FUND, INC. (the "Fund"), a Maryland corporation, and THE WINSBURY COMPANY LIMITED PARTNERSHIP ("Winsbury"), an Ohio limited partnership.

          WHEREAS, the Fund and Winsbury have entered into a Distribution Agreement, dated as of October 1, 1993, and certain addenda thereto, dated as of March 15, 1994, March 1, 1995 and July 10, 1995 (the "Distribution Agreement"), pursuant to which the Fund appointed Winsbury to act as Distributor for the Fund's portfolios; and

          WHEREAS, Section 9 of the Distribution Agreement provides that no provision of the Distribution Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. The following paragraph is added to the Distribution Agreement as Paragraph 3A:

              "3A.  Payments Relating to Distribution Plans.  Payments by the
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Company relating to any distribution plan adopted in accordance with Rule 12b-1 under the 1940 Act (a "Plan") shall be payable to the Distributor or its assignees, all in accordance with the terms and conditions of such Plan."

          2. The following paragraph is added to the Distribution Agreement as Paragraph 3B:

              "3B.  Payments of Sales Charges.  Any front-end sales charges or
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deferred sales charges payable in connection with purchases or redemptions of shares shall be payable to the Distributor or its assignees, all in accordance with the Prospectuses."

          3.  Miscellaneous.  Except to the extent amended hereby, the
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Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.
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          IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date and year first above written.


                         THE ARCH FUND, INC.



                         By:    /s/ Jerry V. Woodham
                                -----------------------
                         Name:  Jerry V. Woodham
                         Title: President



                         THE WINSBURY COMPANY LIMITED PARTNERSHIP


                         By:  BISYS FUND SERVICES, INC.,
                              General Partner



                         By:    /s/ Stephen G. Mintos
                                -------------------------
                         Name:  Stephen G. Mintos
                         Title:

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